Exhibit 99.1
FOR IMMEDIATE RELEASE

Contact:	William P. Hornby whornby@century-bank.com
Phone: 781-393-4630
Fax: 781-393-4071
CENTURY BANCORP, INC. RECEIVES PRELIMINARY APPROVAL FOR $30 MILLION
INVESTMENT UNDER UNITED STATES TREASURY’S CAPITAL PURCHASE PROGRAM
MEDFORD, Mass.—December 18, 2008—Century Bancorp, Inc. (NASDAQ: CNBKA), parent of Century Bank and Trust Company, today announced it has received preliminary approval for an investment of up to $30 million of new capital under the United States Department of the Treasury’s Capital Purchase Program.
The Capital Purchase Program was announced in October 2008. The Treasury and bank regulators have urged healthy banks to participate in the Capital Purchase Program to help the nation’s economy.
“We are pleased to announce our voluntary participation in the Capital Purchase Program. The United States Treasury’s willingness to invest in Century Bancorp, Inc. confirms our status as a healthy, stable institution,” said Jonathan G. Sloane, Co-President and Co-Chief Executive Officer of Century Bancorp, Inc. and of Century Bank and Trust Company. Co-President and Co-Chief Executive Officer Barry R. Sloane added, “We believe our participation in the Capital Purchase Program will enable us to expand upon our existing commitment to serving our customers and communities by offering high-quality lending and deposit services.”
The Treasury will invest up to approximately $30 million in non-voting, senior preferred shares of Century Bancorp, Inc. and will also receive warrants to purchase Century Bancorp, Inc. Class A common stock subject to standard Capital Purchase Program terms and conditions.
Participation in the Capital Purchase Program is subject to holders of Century Bancorp Inc.’s Class B shares approving an amendment to the Articles of Incorporation to authorize a class of preferred stock, as well as the satisfaction of other closing conditions and the execution of a definitive agreement. Century Bancorp, Inc. will hold a Special Meeting of its Class B Common Stockholders on January 8, 2009.
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About Century Bank
Century Bank and Trust Company, a wholly-owned subsidiary of Century Bancorp, Inc., is a state chartered full-service commercial bank, operating twenty-three full-service branches in the Greater Boston area, and offers a full range of Business, Personal and Institutional Services.
Century Bank and Trust Company is a member of the FDIC and is an Equal Housing Lender.
This press release contains certain “forward-looking statements” with respect to the financial condition, results of operations and business of the Company. Actual results may differ from those contemplated by these statements. The Company wishes to caution readers not to place undue reliance on any forward-looking statements. The Company disclaims any intent obligation to update publicly any such forward-looking statements, whether in response to new information, future events or otherwise.
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